Exhibit 99

NEWS RELEASE
Ingredion Incorporated
5 Westbrook Corporate Center	CONTACT:
Westchester, IL 60154	Investors: Noah Weiss, 773-896-5242
Media: corpcomm@ingredion.com

INGREDION COMPLETES REORGANIZATION, REPORTS FIRST QUARTER
EARNINGS UNDER NEW SEGMENTS AND RAISES GUIDANCE
•First quarter 2024 reported and adjusted EPS* were $3.23 and $2.08, an increase of 13% and decrease of 26%, respectively
•Completed sale of South Korea business, another step in reshaping the portfolio and redeploying assets
•Raising guidance for full year reported EPS to be in the range of $10.35 to $11.00 and adjusted EPS to be in the range of $9.20 to $9.85
•For the second quarter 2024, the Company expects operating income to be up low to mid-single-digits

WESTCHESTER, Ill., May 8, 2024 – Ingredion Incorporated (NYSE: INGR), a leading global provider of ingredient solutions to the food and beverage manufacturing industry, today reported results for the first quarter of 2024. The results, reported in accordance with U.S. generally accepted accounting principles (“GAAP”) for the first quarter of 2024 and 2023, include items that are excluded from the non-GAAP financial measures that the Company presents.

“Against a strong comparison with last year’s record first quarter performance, this quarter’s results exceeded expectations. As anticipated, our net sales volumes in the quarter improved sequentially, despite the impact of extreme cold weather on shipments in the U.S. and taking into account the sale of our South Korea business,” said Jim Zallie, Ingredion’s president and chief executive officer. “Furthermore, we maintained our gross margins above 22% as the strength of our business model effectively managed the impact of variable rate contracts which require the pass through of lower corn costs.

“Looking forward, our Driving Growth Roadmap continues to guide our long-term value creation. Also, in support of our new Winning Aspiration, the reorganization is enabling clearer focus on the opportunities presented by our global customers to drive growth. We are encouraged by the levels of customer engagement, particularly in our texture solutions business. Additionally, we anticipate deploying cash this year toward organic investments, dividends, and a step-up in share repurchases,” Zallie concluded.

As previously disclosed, effective January 1, 2024, Ingredion will report financial and operational results under its new reporting structure. For comparison purposes, results for the first quarter of 2023 throughout this news release are unaudited and have been revised to reflect the new reporting structure in which there are three new reportable segments as described below.
*Adjusted diluted earnings per share (“adjusted EPS”), adjusted operating income and adjusted effective income tax rate are non-GAAP financial measures. See section II of the Supplemental Financial Information entitled “Non-GAAP Information” following the Condensed Consolidated Financial Statements included in this news release for a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures.

INGREDION REPORTS FIRST QUARTER 2024 RESULTS – Page 2
Diluted Earnings Per Share (EPS)

	1Q23	1Q24
Reported EPS	$2.85	$3.23
Net gain on sale of business	—	(1.09)
Resegmentation cost	—	0.03
Tax items and other matters	(0.05)	(0.09)
Adjusted EPS**	$2.80	$2.08
Estimated factors affecting changes in Reported and Adjusted EPS

1Q24
Total items affecting EPS**	(0.72)
Total operating items	(0.86)
Margin	(0.47)
Volume	(0.34)
Foreign exchange	0.04
Other income	(0.09)
Total non-operating items	0.14
Other non-operating income	0.00
Financing costs	0.13
Tax rate	(0.02)
Shares outstanding	0.01
Non-controlling interests	0.02
** Totals may not foot due to rounding

Other Financial Items
•At March 31, 2024, total debt and cash, including short-term investments, were $1.9 billion and $445 million, respectively, versus $2.2 billion and $409 million, respectively, at December 31, 2023.
•Reported net financing costs for the first quarter were $19 million versus $32 million for the year-ago period.
•Reported and adjusted effective tax rates for the first quarter were 21.0% and 28.4%, respectively, compared to 25.1% and 27.7%, respectively, for the year-ago period. The decrease in the reported effective tax rate was primarily driven by the low effective tax rate on the sale of our South Korea business during the first quarter of 2024.
•Capital expenditures, net were $65 million, down $10 million from the year-ago period.
Business Review
Total Ingredion
Net Sales

$ in millions	2023	FX Impact	Volume	S. Korea Volume*	Price mix	2024	Change	Change excl. FX
First Quarter	2,137	12	(40)	(51)	(176)	1,882	(12%)	(13%)
*Represents loss of volume due to the sale of South Korea business

INGREDION REPORTS FIRST QUARTER 2024 RESULTS – Page 3
Reported Operating Income

$ in millions	2023	FX Impact	Business Drivers	Acquisition / Integration	Restructuring / Impairment	Other	2024	Change	Change excl. FX
First Quarter	291	3	(83)	—	(3)	5	213	(27%)	(28%)
Adjusted Operating Income

$ in millions	2023	FX Impact	Business Drivers	2024	Change	Change excl. FX
First Quarter	296	3	(83)	216	(27%)	(28%)
Net Sales
•First quarter net sales were $1,882 million, a decrease of 12% from the year-ago period, driven by both price mix and volume declines, partially offset by foreign exchange impacts. The impact of the South Korea divestiture resulted in a $51 million decrease in sales volume for the period. Excluding foreign exchange impacts, net sales were down 13%.
Operating Income
•First quarter reported and adjusted operating income were $213 million and $216 million, respectively, a decrease of 27% for both, versus the prior year. The decrease in reported and adjusted operating income was driven by downtime associated with cold weather, hyperinflation in Argentina, and the carry-forward of higher cost inventory. Excluding foreign exchange impacts, reported and adjusted operating income were down 28% from the same period last year.
Texture & Healthful Solutions
Net Sales

$ in millions	2023	FX Impact	Volume	Price mix	2024	Change	Change excl. FX
First Quarter	665	(6)	(1)	(61)	597	(10%)	(9%)
Segment Operating Income

$ in millions	2023	FX Impact	Business Drivers	2024	Change	Change excl. FX
First Quarter	127	(1)	(52)	74	(42%)	(41%)
•First quarter operating income for Texture & Healthful Solutions was $74 million, a decrease of $53 million from the year-ago period, driven by less favorable price mix and the carry-forward of higher cost inventory. Excluding foreign exchange impacts, segment operating income was down 41% for the first quarter.
Food & Industrial Ingredients - LATAM
Net Sales

$ in millions	2023	FX Impact	Volume	Price mix	2024	Change	Change excl. FX
First Quarter	667	26	(16)	(61)	616	(8%)	(12%)
Segment Operating Income

$ in millions	2023	FX Impact	Business Drivers	Argentina JV	2024	Change	Change excl. FX
First Quarter	122	5	(15)	(11)	101	(17%)	(21%)
•First quarter operating income for Food & Industrial Ingredients - LATAM was $101 million, a decrease of $21 million from the year-ago period, driven primarily by the devaluation of the Argentina peso on results of our Argentina

INGREDION REPORTS FIRST QUARTER 2024 RESULTS – Page 4
joint venture as well as higher fixed costs and utilities. Excluding foreign exchange impacts, segment operating income was down 21% for the first quarter.
Food & Industrial Ingredients - U.S./Canada
Net Sales

$ in millions	2023	FX Impact	Volume	Price mix	2024	Change	Change excl. FX
First Quarter	608	—	(24)	(43)	541	(11%)	(11%)
Segment Operating Income

$ in millions	2023	FX Impact	Business Drivers	2024	Change	Change excl. FX
First Quarter	92	—	(5)	87	(5%)	(5%)
•First quarter operating income for Food & Industrial Ingredients - U.S./Canada was $87 million, a decrease of $5 million from the year-ago period, driven by downtime due to the impacts of cold weather, partially offset by strong industrial demand during the quarter.
All Other**
Net Sales

$ in millions	2023	FX Impact	Volume	S. Korea Volume*	Price mix	2024	Change	Change excl. FX
First Quarter	197	(8)	1	(51)	(11)	128	(35%)	(31%)
*Represents loss of volume due to the sale of South Korea business
Operating Income (Loss)

$ in millions	2023	FX Impact	Business Drivers	2024	Change	Change excl. FX
First Quarter	(8)	(1)	5	(4)	50%	63%
•First quarter operating loss for All Other was ($4) million, up $4 million from the year-ago period. The change was driven by lower operating loss for protein fortification and other factors.
**All Other consists of the businesses of multiple operating segments that are not individually or collectively classified as reportable segments. Net sales from All Other are generated primarily by sweetener and starch sales by our Pakistan business, sales of stevia and other ingredients from our PureCircle and Sugar Reduction businesses, and pea protein ingredients from our Protein Fortification business.
Dividends and Share Repurchases
In the first quarter of 2024, the Company paid $51 million in dividends to shareholders and declared a quarterly dividend of $0.78 per share that was paid on April 23, 2024. During the quarter, the Company repurchased $1 million of outstanding shares of common stock.
Updated Second Quarter and Full-Year 2024 Outlook
For the second quarter of 2024, the Company expects net sales to be flat to down low single-digits and reported and adjusted operating income to be up low to mid-single-digits.
The Company now expects its full-year 2024 reported EPS to be in the range of $10.35 to $11.00, which includes the impact of the gain on the divestiture of the South Korea business completed on February 1, 2024, and adjusted EPS to be in the range of $9.20 to $9.85.

INGREDION REPORTS FIRST QUARTER 2024 RESULTS – Page 5
Excluding the effects of the divestiture of the South Korea business, the Company expects full-year 2024 net sales to be flat to up low single-digits, reflecting the pass-through of lower corn values. Reported and adjusted operating income is expected to be up mid-single-digits.
Corporate costs are still expected to be up mid-single-digits.
For full-year 2024, the Company now expects a reported and adjusted effective tax rate of 24.5% to 25.5%, and 26.5% to 27.5%, respectively.
Cash from operations for full-year 2024 is still expected to be in the range of $750 million to $900 million. Capital expenditures for the full year are still expected to be approximately $340 million.
Conference Call and Webcast Details
Ingredion will host a conference call on Wednesday, May 8, 2024, at 8 a.m. CT/ 9 a.m. ET, hosted by Jim Zallie, president and chief executive officer, and Jim Gray, executive vice president and chief financial officer. The call will be webcast in real time and can be accessed at https://ir.ingredionincorporated.com/events-and-presentations. A presentation containing additional financial and operating information will be accessible through the Company’s website and available to download a few hours prior to the start of the call. A replay will be available for a limited time at https://ir.ingredionincorporated.com/financial-information/quarterly-results.
About the Company
Ingredion Incorporated (NYSE: INGR) headquartered in the suburbs of Chicago, is a leading global ingredient solutions provider serving customers in more than 120 countries. With 2023 annual net sales of approximately $8 billion, the Company turns grains, fruits, vegetables and other plant-based materials into value-added ingredient solutions for the food, beverage, animal nutrition, brewing and industrial markets. With Ingredion’s Idea Labs® innovation centers around the world and approximately 12,000 employees, the Company co-creates with customers and fulfills its purpose of bringing the potential of people, nature and technology together to make life better. Visit ingredion.com for more information and the latest Company news.
Forward-Looking Statements
This news release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Ingredion intends these forward-looking statements to be covered by the safe harbor provisions for such statements.
Forward-looking statements include, among others, any statements regarding our expectations for full-year 2024 reported and adjusted earnings per share, net sales, reported and adjusted operating income, corporate costs, reported and adjusted effective tax rate, cash from operations, working capital, and capital expenditures, our expectations for second quarter 2024 net sales and reported and adjusted operating income, and any other statements regarding our prospects and our future operations, financial condition, volumes, cash flows, expenses or other financial items, including management’s plans or strategies and objectives for any of the foregoing and any assumptions, expectations, or beliefs underlying any of the foregoing.
These statements can sometimes be identified by the use of forward-looking words such as “may,” “will,” “should,” “anticipate,” “assume,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “continue,” “pro forma,” “forecast,” “outlook,” “propels,” “opportunities,” “potential,” “provisional,” or other similar expressions or the negative thereof. All statements other than statements of historical facts therein are “forward-looking statements.”
These statements are based on current circumstances or expectations, but are subject to certain inherent risks and uncertainties, many of which are difficult to predict and beyond our control. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, investors are cautioned that no assurance can be given that our expectations will prove correct.
Actual results and developments may differ materially from the expectations expressed in or implied by these statements, based on various risks and uncertainties, including geopolitical conflicts and actions arising from them, including the impacts on the availability and prices of raw materials and energy supplies, supply chain interruptions, and volatility in

INGREDION REPORTS FIRST QUARTER 2024 RESULTS – Page 6
foreign exchange and interest rates; changing consumer consumption preferences that may lessen demand for products we make; the effects of global economic conditions and the general political, economic, business, and market conditions that affect customers and consumers in the various geographic regions and countries in which we buy our raw materials or manufacture or sell our products, and the impact these factors may have on our sales volumes, the pricing of our products and our ability to collect our receivables from customers; future purchases of our products by major industries which we serve and from which we derive a significant portion of our sales, including, without limitation, the food, animal nutrition, beverage and brewing industries; the risks associated with pandemics; the uncertainty of acceptance of products developed through genetic modification and biotechnology; our ability to develop or acquire new products and services at rates or of qualities sufficient to gain market acceptance; increased competitive and/or customer pressure in the corn-refining industry and related industries, including with respect to the markets and prices for our primary products and our co-products, particularly corn oil; price fluctuations, supply chain disruptions, and shortages affecting inputs to our production processes and delivery channels, including raw materials, energy costs and availability and cost of freight and logistics; our ability to contain costs, achieve budgets and realize expected synergies, including with respect to our ability to complete planned maintenance and investment projects on time and on budget as well as with respect to freight and shipping costs and hedging activities; operating difficulties at our manufacturing facilities and liabilities relating to product safety and quality; the effects of climate change and legal, regulatory, and market measures to address climate change; our ability to successfully identify and complete acquisitions, divestitures, or strategic alliances on favorable terms as well as our ability to successfully conduct due diligence, integrate acquired businesses or implement and maintain strategic alliances and achieve anticipated synergies with respect to all of the foregoing; economic, political and other risks inherent in conducting operations in foreign countries and in foreign currencies; the failure to maintain satisfactory labor relations; our ability to attract, develop, motivate, and maintain good relationships with our workforce; the impact on our business of natural disasters, war, threats or acts of terrorism, or the occurrence of other significant events beyond our control; the impact of impairment charges on our goodwill or long-lived assets; changes in government policy, law, or regulation and costs of legal compliance, including compliance with environmental regulation; changes in our tax rates or exposure to additional income tax liability; increases in our borrowing costs that could result from increased interest rates; our ability to raise funds at reasonable rates and other factors affecting our access to sufficient funds for future growth and expansion; interruptions, security incidents, or failures with respect to information technology systems, processes, and sites; volatility in the stock market and other factors that could adversely affect our stock price; risks affecting the continuation of our dividend policy; and our ability to maintain effective internal control over financial reporting.
Our forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement as a result of new information or future events or developments. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these and other risks, see “Risk Factors” and other information included in our Annual Report on Form 10-K for the year ended December 31, 2023, and our subsequent reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.
###

Ingredion Incorporated
Condensed Consolidated Statements of Income
(Unaudited)
(in millions, except per share amounts)

	Three Months Ended March 31,		Change %
	2024	2023
Net sales	$1,882	$2,137	(12%)
Cost of sales	1,465	1,650
Gross profit	417	487	(14%)
Operating expenses	189	187	1%
Other operating expense	12	9	33%
Restructuring/impairment charges	3	—
Operating income	213	291	(27%)
Financing costs	19	32
Net gain on sale of business	(82)	—
Income before income taxes	276	259	7%
Provision for income taxes	58	65
Net income	218	194	12%
Less: Net income attributable to non-controlling interests	2	3
Net income attributable to Ingredion	$216	$191	13%

Earnings per common share attributable to Ingredion common shareholders:

Weighted average common shares outstanding:
Basic	65.7	66.1
Diluted	66.8	67.1

Earnings per common share of Ingredion:
Basic	$3.29	$2.89	14%
Diluted	$3.23	$2.85	13%

Ingredion Incorporated
Condensed Consolidated Balance Sheets
(in millions, except share and per share amounts)

	March 31, 2024	December 31, 2023
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$438	$401
Short-term investments	7	8
Accounts receivable, net	1,284	1,279
Inventories	1,344	1,450
Prepaid expenses and assets held for sale	52	261
Total current assets	3,125	3,399
Property, plant and equipment, net	2,334	2,370
Intangible assets, net	1,286	1,303
Other non-current assets	574	570
Total assets	$7,319	$7,642

Liabilities and equity
Current liabilities
Short-term borrowings	$141	$448
Accounts payable, accrued liabilities and liabilities held for sale	1,142	1,324
Total current liabilities	1,283	1,772
Long-term debt	1,740	1,740
Other non-current liabilities	471	480
Total liabilities	3,494	3,992

Share-based payments subject to redemption	43	55
Redeemable non-controlling interests	42	43

Ingredion stockholders' equity:
Preferred stock — authorized 25.0 shares — $0.01 par value, none issued	—	—
Common stock — authorized 200.0 shares — $0.01 par value, 77.8 shares issued at March 31, 2024 and December 31, 2023	1	1
Additional paid-in capital	1,146	1,146
Less: Treasury stock (common stock: 12.2 and 12.6 shares at March 31, 2024 and December 31, 2023) at cost	(1,179)	(1,207)
Accumulated other comprehensive loss	(1,062)	(1,056)
Retained earnings	4,818	4,654
Total Ingredion stockholders' equity	3,724	3,538
Non-redeemable non-controlling interests	16	14
Total stockholders’ equity	3,740	3,552
Total liabilities and equity	$7,319	$7,642

Ingredion Incorporated
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in millions)

	Three Months Ended March 31,
	2024	2023
Cash from operating activities:
Net income	$218	$194
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	53	54
Mechanical stores expense	14	18
Net gain on sale of business	(82)	—
Margin accounts	(11)	(19)
Changes in other trade working capital	(25)	(302)
Other	42	4
Cash provided by (used for) operating activities	209	(51)
Cash from investing activities:
Capital expenditures and mechanical stores purchases	(65)	(76)
Proceeds from disposal of manufacturing facilities and properties	—	1
Proceeds from sale of business	247	—
Other	(1)	(6)
Cash provided by (used for) investing activities	181	(81)
Cash from financing activities:
Proceeds from borrowings, net	15	51
Commercial paper borrowings (repayments), net	(312)	107
Repurchases of common stock, net	(1)	—
Issuances of common stock for share-based compensation, net	2	2
Dividends paid, including to non-controlling interests	(51)	(47)
Cash (used for) provided by financing activities	(347)	113
Effect of foreign exchange rate changes on cash	(6)	(1)
Increase (decrease) in cash and cash equivalents	37	(20)
Cash and cash equivalents, beginning of period	401	236
Cash and cash equivalents, end of period	$438	$216

Ingredion Incorporated
Supplemental Financial Information
(Unaudited)
I. Segment Information of Net Sales and Operating Income

(in millions, except for percentages)	Three Months Ended March 31,		Change	Change Excl. FX
	2024	2023
Net Sales*
Texture & Healthful Solutions	$597	$665	(10%)	(9%)
Food & Industrial Ingredients - LATAM	616	667	(8%)	(12%)
Food & Industrial Ingredients - U.S./Canada	541	608	(11%)	(11%)
All Other	128	197	(35%)	(31%)
Total Net Sales	$1,882	$2,137	(12%)	(13%)

Operating Income
Texture & Healthful Solutions	$74	$127	(42%)	(41%)
Food & Industrial Ingredients - LATAM	101	122	(17%)	(21%)
Food & Industrial Ingredients - U.S./Canada	87	92	(5%)	(5%)
All Other	(4)	(8)	50%	63%
Corporate	(42)	(37)	(14%)	(14%)
Sub-total	216	296	(27%)	(28%)
Resegmentation costs	(3)	—
Other matters	—	(5)
Total Operating Income	$213	$291	(27%)	(28%)
*For the quarter ended March 31, 2024, net sales are net of intersegment sales of $15 million for Texture & Healthful Solutions, $10 million for Food & Industrial Ingredients - LATAM, $26 million for Food & Industrial Ingredients - U.S./Canada, and $3 million for All Other. For the quarter ended March 31, 2023, net sales are net of intersegment sales of $33 million for Texture & Healthful Solutions, $10 million for Food & Industrial Ingredients - LATAM, $27 million for Food & Industrial Ingredients - U.S./Canada, and $4 million for All Other.

II. Non-GAAP Information
To supplement the consolidated financial results prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the company uses non-GAAP historical financial measures, which exclude certain GAAP items such as resegmentation costs, net gain on sale of business, Mexico tax items, and other specified items. The company generally uses the term “adjusted” when referring to these non-GAAP amounts.
Company management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the company’s operating results and trends for the periods presented. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of the company’s operations that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting its business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for or superior to, the corresponding measures calculated in accordance with GAAP.
Non-GAAP financial measures are not prepared in accordance with GAAP; so the non-GAAP information is not necessarily comparable to similarly titled measures presented by other companies. A reconciliation of each non-GAAP financial measure to the most comparable GAAP measure is provided in the tables below.
Ingredion Incorporated
Reconciliation of GAAP Net Income attributable to Ingredion and Diluted Earnings Per Share (“EPS”) to
Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS
(Unaudited)

	Three Months Ended March 31, 2024		Three Months Ended March 31, 2023
	(in millions)	Diluted EPS	(in millions)	Diluted EPS
Net income attributable to Ingredion	$216	$3.23	$191	$2.85

Add back:

Resegmentation costs (i)	2	0.03	—	—

Net gain on sale of business (ii)	(73)	(1.09)	—	—

Other matters (iii)	—	—	4	0.06

Tax item - Mexico (iv)	(6)	(0.09)	(7)	(0.11)

Non-GAAP adjusted net income attributable to Ingredion	$139	$2.08	$188	$2.80

II. Non-GAAP Information (continued)

Notes
(i)During the first quarter of 2024, the company recorded pre-tax resegmentation costs of $3 million primarily related to the company’s resegmentation effective January 1, 2024.
(ii)During the first quarter of 2024, the company recorded a net, pre-tax gain of $82 million as a result of the sale of its business in South Korea completed on February 1, 2024.
(iii)During the first quarter of 2023, the company recorded pre-tax charges of $5 million primarily related to the impacts of a U.S.-based work stoppage.
(iv)During the first quarter of 2024 and 2023, the company recorded tax benefits of $6 million and $7 million as a result of the movement of the Mexican peso against the U.S. dollar and its impact on the remeasurement of its Mexico financial statements during the periods.

Ingredion Incorporated
Reconciliation of GAAP Operating Income to Non-GAAP Adjusted Operating Income
(Unaudited)

(in millions, pre-tax)	Three Months Ended March 31,
	2024	2023
Operating income	$213	$291

Add back:

Resegmentation costs (i)	3	—

Other matters (iii)	—	5

Non-GAAP adjusted operating income	$216	$296
For notes (i) through (iii), see Notes included in the Reconciliation of GAAP Net Income attributable to Ingredion and Diluted EPS to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS.

II. Non-GAAP Information (continued)
Ingredion Incorporated
Reconciliation of GAAP Effective Income Tax Rate to Non-GAAP Adjusted Effective Income Tax Rate
(Unaudited)

(in millions)	Three Months Ended March 31, 2024
	Income before Income Taxes (a)	Provision for Income Taxes (b)	Effective Income Tax Rate (b/a)
As Reported	$276	$58	21.0%

Add back:

Resegmentation costs (i)	3	1

Net gain on sale of business (ii)	(82)	(9)

Tax item - Mexico (iv)	—	6

Adjusted Non-GAAP	$197	$56	28.4%

(in millions)	Three Months Ended March 31, 2023
	Income before Income Taxes (a)	Provision for Income Taxes (b)	Effective Income Tax Rate (b/a)
As Reported	$259	$65	25.1%

Add back:

Other matters (iii)	5	1

Tax item - Mexico (iv)	—	7

Adjusted Non-GAAP	$264	$73	27.7%
For notes (i) through (iv), see Notes included in the Reconciliation of GAAP Net Income attributable to Ingredion and Diluted EPS to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS.

II. Non-GAAP Information (continued)
Ingredion Incorporated
Reconciliation of Expected GAAP Diluted Earnings per Share (“GAAP EPS”)
to Expected Adjusted Diluted Earnings per Share (“Adjusted EPS”)
(Unaudited)

	Expected EPS Range for Full-Year 2024
	Low End of Guidance	High End of Guidance
GAAP EPS	$10.35	$11.00

Add:

Resegmentation costs (i)	0.03	0.03

Net gain on sale of business (ii)	(1.09)	(1.09)

Tax item - Mexico (iii)	(0.09)	(0.09)

Adjusted EPS	$9.20	$9.85
Above is a reconciliation of the company’s expected full-year 2024 diluted EPS to its expected full-year 2024 adjusted diluted EPS. The amounts above may not reflect certain future charges, costs and/or gains that are inherently difficult to predict and estimate due to their unknown timing, effect and/or significance. The company generally excludes these adjustments from its adjusted EPS guidance, which makes it more confident in its ability to forecast adjusted EPS than it is in its ability to forecast GAAP EPS. These amounts include, but are not limited to, adjustments to GAAP EPS for resegmentation costs, net gain on sale of business and certain Mexico tax items.
These adjustments to GAAP EPS for 2024 include the following:
(i)Resegmentation costs related to the company’s resegmentation effective January 1, 2024
(ii)Net gain as a result of the sale of company’s business in South Korea completed on February 1, 2024
(iii)Tax benefit from the movement of the Mexican peso against the U.S. dollar and its impact on the remeasurement of the company's Mexico financial statements during the period

II. Non-GAAP Information (continued)
Ingredion Incorporated
Reconciliation of Expected GAAP Effective Tax Rate (“GAAP ETR”)
to Expected Adjusted Effective Tax Rate (“Adjusted ETR”)
(Unaudited)

	Expected Effective Tax Rate Range for Full-Year 2024
	Low End of Guidance	High End of Guidance
GAAP ETR	24.5%	25.5%

Add:

Resegmentation costs (i)	—%	—%

Net gain on sale of business (ii)	1.3%	1.3%

Tax item - Mexico (iii)	0.7%	0.7%

Adjusted ETR	26.5%	27.5%
Above is a reconciliation of the company’s expected full-year 2024 GAAP ETR to its expected full-year 2024 adjusted ETR. The amounts above may not reflect certain future charges, costs and/or gains that are inherently difficult to predict and estimate due to their unknown timing, effect and/or significance. The company generally excludes these adjustments from its adjusted ETR guidance, which makes the company more confident in its ability to forecast adjusted ETR than it is in its ability to forecast GAAP ETR. These amounts include, but are not limited to, adjustments to GAAP ETR for resegmentation costs, net gain on sale of business and certain Mexico tax items.
These adjustments to GAAP ETR for 2024 include the following:
(i)Tax impact from resegmentation costs related to the company’s resegmentation effective January 1, 2024
(ii)Tax impact as a result of the sale of the company’s business in South Korea completed February 1, 2024
(iii)Tax benefit as a result of the movement of the Mexican peso against the U.S. dollar and its impact to the remeasurement of the company’s Mexico financial statements during the period